As filed with the Securities and Exchange Commission on December 2, 2013

Registration Statement No. 333-172534

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PTGI HOLDING, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	54-1708481
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(703) 456-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan

Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended

(Full Title of the Plan)

Andrea L. Mancuso, Esq.

Acting General Counsel

c/o PTGi Holding, Inc.

460 Herndon Parkway, Suite 150

(703) 456-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)	The registrant is not registering additional securities.

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-172534) of PTGi Holding, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 1, 2011, and pertaining to the registration of 86,236 shares of common stock, $0.001 par value (“Common Stock”), of the Company, which had been reserved for issuance under the Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan and Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended (the “Registration Statement”).

The offering pursuant to the Registration Statement has been terminated because the Company intends to deregister its Common Stock under the Securities Exchange Act of 1934, as amended. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering contemplated thereby, the Company hereby removes from registration securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 2nd day of December 2013.

PTGi Holding, Inc.

By:	/s/ Andrea L. Mancuso
Andrea L. Mancuso
Acting General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.